Exhibit 99.1

VITACUBE SYSTEMS HOLDINGS APPOINTS JOHN POUGNET, CPA

AS NEW CHIEF FINANCIAL OFFICER

Denver, CO — (PR NEWSWIRE) — September 14, 2005 — VitaCube Systems Holdings, Inc. (AMEX:PRH), a provider of nutritional foods, beverages and supplements, today announced the appointment of John Pougnet, CPA as the Company’s new Chief Financial Officer, effective immediately.  VitaCube’s former CFO, Ms. Mary Pat O’Halloran, has elected to leave the Company to pursue other business opportunities, but will remain temporarily as a consultant to the Company to assist with the transitional change in leadership.

Prior to joining VitaCube, Mr. Pougnet was an Assurance Senior Manager at KPMG, LLP, a global professional services firms providing audit, tax and advisory services to both public and private companies.  While at KPMG, he had significant involvement in managing audits of accelerated filers under the standards of the Public Company Accounting Oversight Board (“PCAOB”) as prescribed by the Sarbanes Oxley Act of 2002.  From 2001 to 2002, he served as the Vice President of Finance and Corporate Secretary at Future Beef Operations, LLC, a multi-state meat packing company with annual revenues of $350 million, where he was responsible for the strategic planning, development and leadership of the Corporate Finance department.  As an Audit Senior with Deloitte & Touche, LLP from 1996-2001, Mr. Pougnet was involved with clients in a broad range of industries, including investment management, banking, manufacturing, transportation, distribution, retail and wholesale.

Earnest Mathis, Chairman and Chief Executive Officer of VitaCube, noted, “John’s strong industry credentials, proven experience and impressive accomplishments within the public accounting field makes him an ideal addition to VitaCube’s senior management team – particularly at a time of such exciting growth for our Company.  We are very pleased to welcome him aboard and have full confidence that he will play a pivotal role in the ongoing development and future success of VitaCube.   Thanks to the tremendous contributions Mary Pat has made to our Company as our key financial officer, we are well prepared to handle the transition to her successor.  We wish Mary Pat well in all of her future endeavors.”

About VitaCube Systems Holdings, Inc.

VitaCube Systems Holdings, Inc. (V3S) is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  V3S has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  V3S’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes, such as 5-Time Cy Young Award Winner, Randy Johnson, Super Bowl Champions Mike Alstott and Lawyer Milloy, Olympic Medalists Briana Scurry and Caroline Lalive, Stanley Cup Winner Blake Sloan and PGA Tour Professional, Tom Pernice, Jr.  V3S products are only available through independent distributors located throughout the nation.  For more information about VitaCube, please visit the following website www.v3s.com.

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Company Contacts:	VitaCube Systems Holdings, Inc.	Elite Financial Communications Group, LLC
	Earnest Mathis, CEO	Dodi Handy, President and CEO
	(303) 316-8577, x228	407-585-1080
	emathis@v3s.com	prh@efcg.net

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for VitaCube’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004 and all subsequent filings.

Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.